As filed with the Securities and Exchange Commission on April 24, 2015

Registration No. 333-196289

333-193980

333-190314

333-186727

333-185855

333-179482

333-172306

333-164923

333-157492

333-149602

333-141260

333-137502

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

RIVERBED TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0448754
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)

680 Folsom Street

San Francisco, CA 94107

(415) 247-8800

(Address of Principal Executive Offices)(Zip Code)

2014 Equity Incentive Plan

2006 Director Option Plan

2012 Stock Incentive Plan

2006 Employee Stock Purchase Plan

OPNET Technologies, Inc. Amended and Restated 2000 Stock Incentive Plan

2006 Equity Incentive Plan

2009 Inducement Equity Incentive Plan

(Full titles of the plans)

Jerry M. Kennelly

Chairman and Chief Executive Officer

Riverbed Technology, Inc.

680 Folsom Street

San Francisco, CA 94107

(415) 247-8800

(Name, address, and telephone number of agent for service)

David J. Segre, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304-1050

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following registration statements of Riverbed Technology, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-196289	May 27, 2014	2014 Equity Incentive Plan	30,884,218
333-193980	February 18, 2014	2006 Director Option Plan	2,131,762
		2012 Stock Incentive Plan
333-190314	August 1, 2013	2006 Employee Stock Purchase Plan	10,000,000
333-186727	February 19, 2013	2006 Director Option Plan	2,000,000
		2006 Employee Stock Purchase Plan
333-185855	January 2, 2013	OPNET Technologies, Inc. Amended and Restated 2000 Stock Incentive Plan	6,703,301
		2012 Stock Incentive Plan
333-179482	February 10, 2012	2006 Director Option Plan	2,000,000
		2006 Employee Stock Purchase Plan
333-172306	February 16, 2011	2006 Equity Incentive Plan	9,543,416
		2006 Director Option Plan
		2006 Employee Stock Purchase Plan
333-164923	February 16, 2010	2006 Equity Incentive Plan 2006 Director Option Plan 2006 Employee Stock Purchase Plan	4,458,752
333-157492	February 24, 2009	2006 Equity Incentive Plan 2006 Director Option Plan 2006 Employee Stock Purchase Plan 2009 Inducement Equity Incentive Plan	5,899,729
333-149602	March 7, 2008	2006 Equity Incentive Plan 2006 Director Option Plan 2006 Employee Stock Purchase Plan	4,573,954
333-141260	March 13, 2007	2006 Equity Incentive Plan 2006 Director Option Plan 2006 Employee Stock Purchase Plan	4,220,816
333-137502	September 21, 2006	2006 Equity Incentive Plan 2006 Director Option Plan 2006 Employee Stock Purchase Plan	11,887,987

On December 14, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Riverbed Holdings, Inc. (formerly Project Homestake Holdings, LLC), a Delaware corporation (“Newco”) and Project Homestake Merger Corp., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Sub”). Pursuant to the Merger Agreement, on April 24, 2015, Merger Sub merged with and into the Company, and the Company continued as the surviving corporation and as a wholly-owned subsidiary of Newco (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, in the State of California, on this 24th day of April 2015.

RIVERBED TECHNOLOGY, INC.

By:	/s/ Brett A. Nissenberg
Name:	Brett A. Nissenberg
Title:	General Counsel and Senior Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.